EXHIBIT 99.2
SCHNITZER STEEL INDUSTRIES, INC.
3200 NW Yeon Avenue    P.O. Box 10047   Portland, Oregon 97296-0047
Phone (503) 224-9900    FAX (503) 299-2277

May 18, 2005

Board of Directors
Schnitzer Steel Industries, Inc.
3200 NW Yeon Avenue
Portland, Oregon 97210

Members of the Board of Directors:

With this letter, effective immediately, I have decided to retire as Director and Chairman of the Board of Directors of Schnitzer Steel Industries, Inc. I also am retiring as Schnitzer’s President and Chief Executive Officer, effective immediately. My retirement is unconditional.

It has been a privilege and honor to serve this Company and its shareholders for more than 30 years. I trust that the Board of Directors will provide the leadership and direction necessary to maintain and build upon Schnitzer’s long history of providing maximum value to its shareholders.

Sincerely,

/s/ Robert W. Philip
Robert W. Philip